Exhibit 99.2

[Horace Mann Educators Corporation logo]

Contact information:

Todd Nelson, Vice President – Finance

217-788-5738

HORACE MANN ESTIMATES IMPACT

OF APRIL AND MAY CATASTROPHES

SPRINGFIELD, Ill., June 9, 2011 — Horace Mann Educators Corporation (NYSE:HMN) estimates its financial impact from catastrophe activity during the months of April and May 2011 will total $45 million to $50 million pretax. This range includes the estimated incurred losses and loss adjustment expenses from five, multi-day catastrophe events that occurred during April, with policyholders in North Carolina, South Carolina, Tennessee and Texas being impacted most significantly, as well as tornado and storm activity which affected Missouri and parts of the greater Minneapolis area in May. The company’s pretax catastrophe costs were $16.2 million for the three months ended June 30, 2010.

“The high level of weather-related claims in the first quarter of 2011 continued in April and May. The frequency and intensity of severe storms that occurred during those two months were significantly higher than recent averages for Horace Mann and many other companies throughout the industry,” said Peter H. Heckman, President and Chief Executive Officer. “Horace Mann clients can be assured that we are here to help them through the claims process and will make every effort to ensure timely and equitable claims settlements.”

“While our underlying earnings are meeting our expectations, as a result of the significant level of catastrophe losses in April and May, we are lowering our estimate of full-year 2011 net income before realized investment gains and losses to between $1.10 and $1.30 per share from our previously estimated range of $1.75 to $1.95 per share,” stated Heckman. “This estimate assumes that catastrophe losses for the remaining seven months of the year will be relatively consistent with our expectations.”

Horace Mann — the largest national multiline insurance company focusing on educators’ financial needs — provides auto and homeowners insurance, retirement annuities, life insurance and other financial solutions. Founded by Educators for Educators® in 1945, the company is headquartered in Springfield, Ill. For more information, visit www.horacemann.com.

Statements included in this news release that are not historical in nature are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to certain risks and uncertainties. Horace Mann is not under any obligation to (and expressly disclaims any such obligation to) update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Please refer to the company’s Quarterly Report on Form 10-Q for the period ended March 31, 2011 and the company’s past and future filings and reports filed with the Securities and Exchange Commission for information concerning the important factors that could cause actual results to differ materially from those in forward-looking statements.

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